Exhibit 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Morgan Stanley Dean Witter & Co. (the "Company") for the registration of 15,000 shares of the Company's Common Stock, par value $0.01 per share, pertaining to the Company's Cabot Aircraft Services Profit Sharing Plan, of our report dated May 27, 1997 with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. for the fiscal year ended November 30, 1996, included in the Company's Annual Report on Form 10-K for the year ended November 30, 1998, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP
                                                     ERNST & YOUNG LLP

New York, New York
January 21, 2000